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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is made and entered into effective as of the 1st day of December, 1999, by and between NetZero, Inc., a Delaware corporation (the "Company"), with principal corporate offices at 2555 Townsgate Road, Westlake Village, CA 91361, and Brian Woods, whose address is 22722 Chimera Lane, Topanga, CA 90290 ("Employee").

1.   EMPLOYMENT.

     1.1 The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, commencing December 1, 1999 (or, if later, the date the Conditions, as defined below are fulfilled) (the "Effective Date"), and continuing through December 1, 2002 (the "Term"), unless such employment is terminated earlier as provided in Section 4 below.

     1.2 Employee's employment shall be contingent upon (i) the approval by the Company's Board of Directors of this Agreement and (ii) the consummation of the acquisition of AimTV, Inc. by the Company pursuant to the Merger Agreement and Plan of Reorganization dated November 15, 1999 (collectively, the "Conditions"). If the Conditions are not met by December 15, 1999, this Agreement shall terminate and be of no force or effect.

2.   DUTIES OF EMPLOYEE.

     2.1 Employee shall serve as Senior Vice President, Chief Marketing Officer of the Company. In this capacity, Employee shall perform customary, appropriate and reasonable duties including such duties as are delegated to him from time to time by the Chief Executive Officer or the Board of Directors of the Company (the "Board"). Employee shall report directly to the Company's Chief Executive Officer.

     2.2 Employee agrees to devote Employee's full time, attention, skill and efforts to the performance of his duties for the Company during the Term; provided, however, that the Company acknowledges that Employee has certain responsibilities to, and involvement in and with, the following entities and the Company agrees that Employee may fulfill such responsibilities and continue such involvement without in any way jeopardizing or otherwise affecting his employment by the Company or any of his rights hereunder so long as such involvement does not materially interfere with Employee's duties hereunder.

          (a) WHITE BONE ENTERTAINMENT LLC, its affiliates and their respective successors and assigns. Employee has a non-employee ownership interest in, and is a member of, White Bone Entertainment


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               LLC. White Bone's principal business is the development,
               production, financing, distribution and exploitation of motion pictures, television programs and related activities.

          (b) RETAIL MEDIA SYSTEMS. Employee serves on the board of directors of Retail Media Systems.

               In addition, this Agreement shall not be interpreted to prohibit Employee from making passive personal investments or engaging in charitable and public service activities to the extent such activities do not materially interfere with Employee's duties hereunder.

3.   COMPENSATION AND OTHER BENEFITS.

     3.1 BASE SALARY. During the Term, the Company shall pay to Employee a base salary of One Hundred Fifty Thousand Dollars ($150,000) per year (the "Base Salary"), payable at the rate of Twelve Thousand Five Hundred Dollars ($12,500.00) per month, with payments to be made in accordance with the Company's standard payment policy and subject to such withholding as may be required by law.

     3.2 BONUS. During the Term, the Employee shall also be eligible to receive an annual cash bonus at the same time as other Senior Vice Presidents of up to 70% of Employee's base salary for each full fiscal year or a pro rata amount for a partial fiscal year (the "Annual Bonus"), less withholding required by law, based on performance criteria established by the Board or the Company's Chief Executive Officer. Employee shall not be eligible to receive any unpaid Annual Bonus if his employment hereunder is terminated pursuant to either Section 4.1, or if Employee voluntarily resigns.

     3.3 VACATION. Employee shall be entitled initially to four (4) weeks paid vacation with increases in accordance with the Company's standard vacation policies.

     3.4 OTHER BENEFITS. Employee shall be eligible to participate, as of the date of Employee's employment, in all group life, health, medical, dental or disability insurance or other employee, health and welfare benefits made available generally to other senior executives of the Company on the same terms as such senior executives. If Employee elects to participate in any of such plans, Employee's portion of the premium(s) will be deducted from Employee's paycheck.

     3.5 BUSINESS EXPENSES. The Company shall promptly reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with the business of the Company and the performance of his duties under this Agreement, subject to Employee providing the Company with reasonable documentation thereof.


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     3.6  OPTION GRANT. Effective on the date Employee commences employment with the Company, Employee shall be granted a stock option under the Company's 1999 Stock Incentive Plan for 327,273 shares of the
          Company's Common Stock. The option shall have an exercise price equal to the closing per share of Common Stock as reported on the Nasdaq National Market on the date Employee commences employment. Employee shall acquire a vested interest in twenty-five percent of the Option shares upon the first-year anniversary of the commencement of Employee's employment with the Company and in the remaining seventy-five percent of the Option shares in thirty-six (36) equal monthly installments, beginning one month following such first-year anniversary.

4.   TERMINATION.

     4.1  TERMINATION FOR CAUSE.

          (a) Termination "for cause" is defined as follows: the Company terminates Employee's employment with the Company (1) if Employee is convicted of a felony or commits an act of moral turpitude, in either case which adversely impacts the Company, (2) if Employee materially breaches the Company's Confidentiality and Proprietary Agreement, or (3) if Employee fails, after receipt of detailed written notice and after receiving a period of at least thirty
               (30) days following such notice to cure such failure, to use his reasonable good faith efforts to follow the direction of the Company's Board of Directors and to perform his obligations hereunder.

          (b) The Company may terminate this Agreement for any of the reasons stated in Section 4.1(a) by giving written notice to Employee without prejudice to any other remedy to which the Company may be entitled. The notice of termination shall specify in reasonable detail the grounds for termination. If Employee's employment hereunder is terminated "for cause" pursuant to this Section 4.1, Employee shall be entitled to receive hereunder his accrued but unpaid Base Salary and vacation pay through the date of termination, and reimbursement for any expenses as set forth in
               Section 3.5, through the date of termination, but shall not be entitled to receive any unpaid portion of the Annual Bonus or any other amount.

     4.2 TERMINATION WITHOUT CAUSE. If Employee's employment is terminated without "cause" as defined in Section 4.1(a), or if Employee is Involuntarily Terminated (as defined below), the Company (or its successor, as the case may be) shall pay to Employee (i) any accrued but unpaid Base Salary and vacation through the date of termination,
          (ii) reimbursement for any expenses as set forth in Section 3.5, through the date of termination and (iii) a severance payment in an amount equal to One Hundred Fifty Thousand Dollars ($150,000.00), payable in one lump sum, subject to withholding as may be required by law.


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          As used in this Section 4.2, Employee shall be deemed "Involuntarily
          Terminated" if (i) the Company or any successor to the Company terminates Employee's employment without cause in connection with or following a Corporate Transaction (as defined in the Company's 1999 Stock Incentive Plan); or (ii) in connection with or following a Corporate Transaction there is (a) a material reduction in the scope Employee's day to day responsibilities, (b) a decrease in pay from that provided by the Company immediately prior to the Corporate Transaction or (c) a relocation of Employee's place of employment by more than fifty miles, provided and only if such change, reduction or relocation is effected without Employee's consent.

     5. ASSIGNMENT. Neither the Company nor Employee may assign this Agreement or any rights or obligations hereunder. This Agreement will be binding upon the Company and its successors and assigns. In the event of a Corporate Transaction, the Company shall cause this Agreement to be assumed by the Company's successor as well as any acquiring or ultimate parent entity, if any, following any Corporate Transaction.

     6.   MISCELLANEOUS.

          6.1 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company, other than the Confidentiality and Proprietary Agreement attached hereto as Exhibit A, and constitutes the entire agreement between the Company and the Employee with respect to its subject matter. In addition, that certain Stock Restriction Agreement and that certain Noncompetition Agreement shall remain unaffected by this Agreement. That certain Employment Agreement between AimTV, Inc. and Employee dated June 1, 1999 is hereby terminated and of no further force or effect.

          6.2 This Agreement may not be amended, supplemented, modified or extended, except by written agreement, which expressly refers to this Agreement, which is signed by each of the parties hereto and which is authorized by the Company's Board of Directors.

          6.3 This Agreement is made in and shall be governed by the laws of California, without giving effect to its conflicts-of-law principles.

          6.4 In the event that any provision of this Agreement is determined to be illegal, invalid or void for any reason, the remaining provisions hereof shall continue in full force and effect.

          6.5 Employee represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Employee's right or ability to enter into this Agreement and fulfill his obligations under this Agreement.


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          6.6  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, registered or certified, or delivered either by hand, by messenger or by overnight courier service, and addressed to the receiving party at the respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 6.6 prior to the giving of such notice or other communication.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.


                         NETZERO, INC.


                         By: /s/ MARK GOLDSTON
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                             Mark Goldston, Chief Executive Officer


                         By: /s/ BRIAN WOODS
                            ----------------------------------------
                             Brian Woods



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